Exhibit 99.1

DatChat Introduces SmarterVerse, Inc. C-Suite Team

Premier Team of Business Operators and Developers to Create The Habytat, Mobile-Based Social Networking Metaverse

NEW BRUNSWICK, N.J., Aug. 1, 2022 -- DatChat, Inc. (“DatChat” or the “Company”) (Nasdaq: DATS), a secure messaging, metaverse and social media company, today introduced its SmarterVerse, Inc. c-suite team who will develop The Habytat, a recently announced mobile-based social networking metaverse.

“DatChat is a company on the move, and I’m excited about what this esteemed and accomplished group of business operators and developers will be able to bring to SmarterVerse and ultimately the development of The Habytat,” said DatChat’s CEO Darin Myman. “They hold shared values and the vision to develop a metaverse that’s at the forefront of a solution allowing more people to have an ownership opportunity and create further growth potential.”

SmarterVerse, Inc., a wholly owned DatChat subsidiary, entered a joint venture with MetaBizz to develop The Habytat. The all-new metaverse will use DatChat’s Dynamic Content NFT’s, patented blockchain digital rights management, and micro blockchain technology to create a new social networking and commercial metaverse. The Habytat will democratize ownership in the metaverse by making land obtainable for almost anyone. Its development will be led by a premier group of the following business operators and developers:

●	Johan Molina – Chief Innovation Officer: Technologist and branding expert with over 20 years of experience, CEO and Founder at Syngular Branding Agency, consultant for B2B affairs at Google and Chevrolet, international certificate of Customer Experience Management, Javeriana University Professor, Guinness Record, and an EXMA speaker. In addition, he’s the creator of the most extended marketing class in history for Record Guinness and was awarded the Innovation Prize by The Bizz (2020).
●	Rene J. Palacio Mongui – Chief Technology Officer: Systems engineer, software developer, digital architect, speaker, and marketing strategist specializing in financial management and leadership focused on implementations with Blockchain, Metaverse, Digital Twins, and AI. Mongui holds a postgraduate degree in Financial Management from the University of Barcelona, Spain, and a specialization in leadership from the Administration Faculty of the Universidad de Los Andes in Bogotá. Mongui has held various positions in technology companies such as Digital Architecture Manager of the Japanese company NTTDATA for their Europe and LATAM division, where he has had the opportunity to be part of multiple innovation projects that added value to a wide range of industries. He performed in different tech roles in companies like Accenture, where – for over fifteen years — he led the other teams in software development, digital strategy, market research, cultural affairs, and innovation and digital transformation. Additionally, he serves as a speaker for EXMA and Record Guinness as part of the most extended marketing class in history.
●	Ingrith Gartner Salazar – Chief Operating Officer: Lawyer, author, speaker, professor, consultant, and businesswoman with more than 23 years of experience in the tech industry, specializing in computer law, business law, and finances. Salazar serves as a consultant in multiple economic sectors for several companies in Colombia to guide business and team structure processes, as well as data protection. She’s the author of the book “The Simplest Formula to Take Control of your Business and Increase your Earnings,” creator of the method “Perfirérica,” designed to develop efficient resource management models and international market expansion.

To learn more about The Habytat please visit smarterverse.com.

About DatChat, Inc.

DatChat Inc. is a secure messaging, metaverse and social media Company. DatChat’s Messenger & Private Social Network via application presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. The Company’s patented technology offers users a traditional texting experience while providing control and security for their messages. The Company continues to innovate and implement strategic initiatives to increase the adoption of blockchain technology and advance its Social Network+ and Metaverse initiatives. For more information, please visit datchat.com.

About Metabizz

Metabizz is a company focused on devising, creating, and developing 4D experiences in the metaverse to provide solutions, business opportunities, and a safe space for social interaction with the mission to enhance human life. We understood the transformation that society is experiencing and turned it in our favor by creating the first world in the metaverse that aims to provide people tools to self-actualize and generate wealth.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations contact:

Alex Thompson

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com

Press contact:

Zach Kadletz

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com